Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

J2 GLOBAL, INC.

J2 Global, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1.	The current legal name of the Corporation is J2 Global, Inc.

2.

Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by deleting the name “J2 Global, Inc.” and replacing therefor with the name “Ziff Davis, Inc.”

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment shall become effective as of 8:05 a.m. Eastern Time on October 7, 2021.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 6th day of October, 2021.

J2 GLOBAL, INC.

By: /s/ Jeremy Rossen
Name:	Jeremy Rossen
Title:	Executive Vice President, General Counsel and Secretary